CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 for Minimally Invasive Surgery Corporation of our report dated August 17, 1998, relating to the June 30, 1998 financial statements of Minimally Invasive Surgery Corporation, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts".





PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
September 18, 1998